Exhibit 4.7

Form of Third Amendment to Warrant Agreement



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                            GEORGIA BANCSHARES, INC.
                   THIRD AMENDMENT TO STOCK WARRANT AGREEMENT


         THIS 3rd AMENDMENT TO STOCK WARRANT AGREEMENT (this "Amendment") is
entered into as of this        day of             , 200  , between
                        ------        ------------     --
                          (the "Warrant Holder") and Georgia Bancshares, Inc.
-------------------------
(the "Holding Company").

         WHEREAS, the Bank entered into that certain Stock Warrant Agreement
with Warrant Holder dated                  (the "Warrant Agreement"); and
                          ----------------

         WHEREAS, subject to certain conditions contained therein, the Warrant Agreement granted to the Warrant Holder warrants to purchase up to
                                                                   ---------
shares of The Bank of Georgia's (the "Bank") common stock for $10.00 per share (the "Shares"); and

         WHEREAS, the Warrant Holder, the Holding Company, and the Bank amended the Warrant Agreement to provide that the Warrant Holders may exercise the Warrants to purchase shares of the Holding Company common stock rather than the Bank common stock and to proportionally adjust the Shares to reflect a share dividend declared by the Board of Directors on August 16, 2001 (the "Second Amendment"); and

         WHEREAS, pursuant to resolutions dated September 19, 2002, the Board of Directors of the Holding Company authorized a 5 for 4 stock split of the outstanding shares of common stock of the Holding Company by means of a share dividend pursuant to Section 14-2-623 of the Code (the "Share Dividend"); and

         WHEREAS, the Warrant Holder and the Holding Company desire to amend the Warrant Agreement to proportionally adjust the Shares to reflect the Share Dividend.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Warrant Holder and the Holding Company agree to modify and amend the Warrant Agreement as follows:

1. Section 1(a) of the Warrant Agreement is deleted in its entirety and replaced with the following:

         (a) Exercise Price. The exercise price (the "Exercise Price") shall be
             --------------
         $6.40 per share, subject to adjustment pursuant to Section 2 below.

2.       Pursuant to Section 4 of the Warrant Agreement, the number of Shares is
         adjusted from                 shares to                shares to
                       ---------------           --------------
         reflect the Share Dividend.

3. All other terms of the Warrant Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Warrant Holder and the Holding Company Inc. have caused this Amendment to be executed as of the day and year first above written.


                                 WARRANT HOLDER

                                 By:
                                    ---------------------------------
                                    Name:
                                         ----------------------------

                                 GEORGIA BANCSHARES, INC.

                                 By:
                                    ---------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
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